Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which management of Electriq Power Holdings, Inc. (together with its consolidated subsidiaries, the “Company,” “Electriq,” “we,” “us” and “our”) believes is relevant to an assessment and understanding of Electriq’s results of operations and financial condition. This discussion and analysis should be read together with the section of our Registration Statement on Form S-4 (File No. 333-268349), which was declared effective the the Securities and Exchange Commission on July 12, 2023 (the “S-4”), entitled “Summary Unaudited Pro Forma Condensed Combined Financial Information.” This discussion and analysis should also be read together with the section of the S-4 entitled “Information About Electriq” and Electriq’s unaudited condensed consolidated financial statements for the three and six months ended June 30, 2023 and June 30, 2022 included elsewhere in the S-4. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors—Risks Related to Electriq” or elsewhere in the S-4 consolidated subsidiaries.

Certain figures, such as interest rates and other percentages, included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in Electriq’s consolidated financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding. Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings in the S-4.

Overview

Electriq’s mission is to design, assemble and deploy residential energy storage solutions to shape our world’s environmental and economic future that are prudent (acting with or showing care and thought for the future), panoramic (integrated energy storage solutions across geographies) and serve all demographics with parity (enable access to clean energy for all). Electriq’s energy storage system (“PowerPod”), with its proprietary software and modular design, offers stakeholder benefits through the entire value chain: Homeowners receive energy resiliency that works with solar power systems, the electrical grid and home energy management systems and allows them to transition between modes of operation though a proprietary app; installers are able to enjoy an overall efficient installation through Electriq’s modular design and proprietary installation and commissioning app; and asset owners who own multiple systems are offered an array of metrics that allow them to monitor the systems in their fleet. Electriq’s turnkey solution also gives homeowners the ability to participate in automated demand response as well as other grid services (collectively “Grid Services”), which can offset implementation costs and improve grid reliability. Further, Electriq’s solution is certified to meet the Open Automated Demand Response (“OpenADR”) industry standard, providing enhanced interoperability for a variety of available demand response programs. Areas with dense geographic deployments of energy storage systems are also able to boost the transmission and distribution benefits of these systems through Virtual Power Plants.

We sell our integrated energy storage systems through a network of channel partners, including solar & electrical distributors and installation companies, utility companies, municipalities, community choice aggregators, homebuilders and sustainable solutions developers, as well as through partnerships with large strategic corporations where they rebrand our products as white-label.

Business Combination and Public Company Costs

On November 13, 2022, we entered into the Merger Agreement with TLG, which was amended on December 23, 2022, March 22, 2023 and June 8, 2023. The Business Combination was completed on July 31, 2023. At the Closing, Merger Sub merged with and into Electriq, with Electriq surviving such merger as a wholly-owned subsidiary of TLG. The separate corporate existence of Electriq ceased and the Electriq equityholders became equityholders of TLG, which changed its name to Electriq Power Holdings, Inc. While the legal acquirer in the Merger Agreement is TLG, for financial accounting and reporting purposes under GAAP, Electriq is the accounting acquirer and the Business Combination will be accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the consolidated financial statements of the combined entity represent the continuation of the consolidated financial statements of Electriq in many respects. Under this method of accounting TLG will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, Electriq is deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Electriq (i.e., a capital transaction involving the issuance of stock by TLG for Electriq capital stock). Accordingly, the consolidated assets, liabilities and results of operations of Electriq will become the historical consolidated financial statements of New Electriq, and TLG’s assets, liabilities and results of operations will be consolidated with Electriq beginning on the date of the Closing. Operations prior to the Business Combination will be presented as those of Electriq in future reports.

The net assets of TLG will be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded.

As part of the Merger, Electriq equityholders received aggregate merger consideration, consisting of 27,500,000 shares of TLG’s common stock, par value $0.0001 per share, at an assumed value of $10.00 per share or $275,000,000, plus 3,528,750 additional shares of TLG common stock, being equal to the quotient obtained by dividing (x) the amount of equity raised by Electriq in any equity, debt or similar investments obtained by Electriq prior to closing of the Merger in connection with a private capital raise, by (y) $8.00. In addition, holders of Electriq’s Series B Cumulative Redeemable Preferred Stock, par value $0.0001 per share received 1,411,500 shares of TLG’s Series A Cumulative Redeemable Preferred Stock, par value $0.0001 per share, being equal to the number of shares of Electriq cumulative preferred stock outstanding immediately prior to the closing of the Merger multiplied by the Exchange Ratio (as defined in the Merger Agreement). The TLG preferred stock has a cumulative dividend, payable in kind, of 15% per share, plus any accrued and unpaid dividends on each such share, and is subject to mandatory redemption on the third anniversary of the original issue date of such shares, payable either in cash or in TLG common stock, at the option of the holder. As part of the merger consideration, holders of Electriq’s options not exercised prior to the Merger received replacement options to purchase shares of TLG common stock based on the value of the merger consideration per share of Electriq common stock.

In June 2023, certain investors entered into subscription agreements with Electriq to purchase shares of Electriq common stock for $18.1 million, including (i) $10.0 million from John Michael Lawrie, the Chief Executive Officer of TLG and Chairman of the TLG board of directors, (ii) $4.5 million from an affiliate of an existing Electriq stockholder, (iii) $2.5 million in the aggregate from funds managed by GBIF Management Ltd. and another Electriq stockholder, and (iv) $1.1 million from new Electriq investors. In addition, on June 8, 2023, certain noteholders of Electriq entered into subscription agreements with Electriq pursuant to which such investors converted approximately $10.1 million of Electriq notes, including accrued interest (excluding the Lawrie Notes), into shares of Electriq common stock plus additional shares of Electriq common stock and Electriq cumulative preferred stock as an incentive.

In connection with the Pre-Closing Financings and Pre-Closing Loan Conversion, Mr. Lawrie, the Additional Investor, the Pre-Closing Electriq Investors and the Electriq noteholders received shares of Electriq common stock and shares of Electriq cumulative preferred stock as an incentive for their investment. Upon conversion in the Merger, the shares of Electriq common stock and Electriq cumulative preferred stock received in the Electriq Incentive converted into shares of TLG common stock and shares of TLG preferred stock.

In June and July 2023, certain investors entered into subscription agreements with TLG to purchase 650,000 shares of TLG common stock for $6.5 million, including (i) $5.0 million from Mr. Lawrie for 500,000 shares of TLG common stock and (ii) $1.5 million from other Electriq investors to purchase 150,000 shares of TLG common stock. In connection with the Closing Financings, Mr. Lawrie and the other Electriq investors received, as an incentive for their investment, 250,000 shares and 75,000 shares, respectively, of TLG preferred stock at closing of the Merger. In addition, Mr. Lawrie entered into a subscription agreement to purchase up to 300,000 shares of TLG common stock at $10.00 per share for up to $3.0 million. To the extent Mr. Lawrie is required to purchase any shares of TLG common stock pursuant to the Post-Closing Lawrie Investment, Mr. Lawrie will receive up to 150,000 shares of TLG preferred stock as an incentive (one (1) share of TLG preferred stock for every two (2) shares of TLG common stock Mr. Lawrie purchases pursuant to the Post-Closing Lawrie

Investment). The Post-Closing Lawrie Investment is only required to be funded 90 days after closing of the Merger to the extent the total funded in the Pre-Closing Financings, the Closing Financings, any amounts remaining in the trust account at closing of the Merger and any additional amounts raised by TLG from any other sources is less than $28.0 million in the aggregate.

In addition, Mr. Lawrie signed an agreement on June 8, 2023 to convert his two secured convertible promissory notes in the aggregate amount of $8.5 million into 1,062,500 shares of TLG common stock and 425,000 shares of TLG preferred stock. At the closing of the Merger, the Sponsor (i) relinquished and cancelled, for no consideration, an additional 3,270,652 shares of its TLG Class F common stock and all of the 4,666,667 private placement warrants received in connection with TLG’s IPO and (ii) converted approximately $7.6 million of working capital loans into approximately 756,635 shares of TLG common stock and 378,318 shares of TLG preferred stock. The remaining $1.5 million of working capital loans were converted into 1,000,000 warrants with terms identical to the terms of the Sponsor’s private placement warrants at TLG’s IPO.

As a consequence of the Business Combination, we have become the successor to an SEC-registered and NYSE-listed company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, and legal and administrative resources, including increased audit, compliance and legal fees.

Recent Developments

On August 18, 2022, we signed an agreement with the municipality of Santa Barbara, California (the “Municipality”) whereby we are able to provide behind-the-meter solar-microgrid to residential and small commercial energy consumers through PPAs with promotional information and support from the Municipality. This arrangement includes multiple performance obligations, including installed systems, grid services and software license revenues. There were no revenues generated on this arrangement during the three or six months ended June 30, 2023 or in any prior periods. Once revenues are generated pursuant to this arrangement, revenue from installed systems will be recognized over time following the output method, as systems are installed after control has transferred to the customer. Grid services revenue will be recognized over time as the services are performed. Software license revenue is not significant to the arrangement. We are currently in the project qualification approval and installation stages of implementation for several residential customers in Santa Barbara, California, and have begun the installations of energy storage systems during June 2023. We expect to begin recognizing revenue on this arrangement in the three months ending September 30, 2023.

On September 8, 2022, we signed an agreement to be a preferred supplier of residential batteries with a national solar financier. This arrangement includes one performance obligation, installed energy storage solutions, as the solutions to be provided to the homeowners are not distinct in the context of the arrangement. We are currently in the site audit stage for several residential customers and no revenue has been recognized on this arrangement during the three or six months ended June 30, 2023 or in any prior period. We expect to begin recognizing revenue on this arrangement in the second half of the year ending December 31, 2023.

On December 12, 2022, a customer, Kohler Co., that had accounted for 87% of our revenue for the year ended December 31, 2022 (hereinafter referred to as the “White-Label Provider”) provided notice of its intent to terminate its contract with us, claiming that we had breached our agreement with the White-Label Provider. While we have continuously asserted that we have not breached the agreement, on May 19, 2023, we entered into a settlement with the White-Label Provider. As part of the settlement agreement and mutual release, we are to receive all home storage systems and additional component parts of the White-Label Provider’s inventory, as the White-Label Provider has elected to exit the home storage market. These units will be returned to us on an as-is basis, and shipping costs will be split equally between the parties to the arrangement. We will have until July 31, 2023 to remove the units from a leased White-Label Provider facility without incurring further costs and penalties. This settlement agreement will be accounted for as a gain contingency under ASC 450. Accordingly, we will record the financial impact in our financial statements for the three months ending September 30, 2023 upon receipt of the inventory units to be returned from the White-Label Provider. We wrote off $2,657,281 of specific White-Label Provider related inventory deposits during the three months ended June 30, 2023, resulting in a one-time charge to other expense, net, as when inventory is returned, as per the settlement agreement, we will no longer be able to utilize the deposits. Related to this matter, our reserve for inventory obsolescence and slow-moving items increased from $976,881 as of December 31, 2022 to primarily due to a reserve for enclosures that we have procured in our inventory for the White-Label Provider, which rebrands and sells our product as white-label with its own branded enclosures. In light of the settlement, we have not and will not generate any revenue in 2023 or thereafter from the White-Label Provider. As a result, we experienced a significant decline in revenue during the three and six months ended June 30, 2023, which is consistent with our revised forecast for the year ending December 31, 2023. However, in light of our efforts to diversify our customer base and our planned expansion into programmatic agreements with sustainable community networks focused on deploying energy storage systems in geographic concentrations, we believe that the relative significance of this agreement to our business will have limited impact in future periods.

On December 23, 2022, we entered into an amended and restated securities purchase agreement (as amended on March 22, 2023, and as may be further amended from time to time, the “SPA”) with Mr. John Michael Lawrie, Chairman, President and Chief Executive Officer of TLG, which obligated Mr. Lawrie to provide funding to us up to a maximum amount of $8.5 million, subject to our fulfillment (or the waiver by Mr. Lawrie) of various conditions for closing under the SPA. Pursuant to the SPA, we issued two secured convertible promissory notes to Mr. Lawrie (the “Lawrie Notes”) in the aggregate amount of $8.5 million. The initial $5.0 million of funding under the SPA was received on December 30, 2022. The remaining $3.5 million was received from Mr. Lawrie on March 30, 2023. The proceeds of the Lawrie Notes have been, and will continue to be, used for general working capital purposes.

The Lawrie Notes bear interest at a simple rate of 14% per annum, payable on a quarterly basis in cash. The Lawrie Notes are payable in full 24 months after the date of issuance of the initial Lawrie Note. As of June 30, 2023, the fair value of the derivative liability related to the conversion option accounted for under ASC 815 was de minimis, as the factors underlying the bifurcated conversion feature giving rise to the derivative treatment have a low probability of occurrence. The following constitute events of default under the Lawrie Notes: (i) any default in the payment of principal, interest or other amounts due and payable under the Lawrie Notes(s); (ii) our failure to observe or perform any other covenant or agreement in the Lawrie Notes or any of the other transaction documents entered into in connection with the Lawrie Notes (the “Transaction Documents”); (iii) our breach or default under any of the Transaction Documents or any other material agreement with Lawrie; (iv) our breach of any representation or warranty made by us under the Lawrie Notes or the other Transaction Documents; (v) either us or any of our subsidiaries becomes subject to bankruptcy; (vi) any other indebtedness in excess of $250,000 or incur any additional indebtedness; (vii) if our common stock is listed on an exchange or the OTC Markets, our failure to comply with the rules of the applicable trading market; (viii) any judgment against us in excess of $250,000; (ix) our failure to reserve a sufficient number of shares of common stock for issuance upon any conversion of the Lawrie Notes; (x) if our common stock is registered under the Exchange Act, our failure to make any filing with the SEC on a timely basis or satisfy the current information requirements of Rule 144 promulgated under the Securities Act; (xi) our failure to maintain Mr. Lawrie’s secured interest under the terms of the security agreement to be entered into with him; (xii) the occurrence of any Material Adverse Effect (as such term is defined in the SPA); or (xiii) our failure to observe or perform the covenant related to use of proceeds from the Lawrie Notes.

Mr. Lawrie will have the right but not the obligation to convert the outstanding principal and unpaid accrued interest on the Lawrie Notes into shares of common stock of Electriq or its successor in interest (the “Conversion Shares”) in the event of (i) a future issuance of equity securities for the purpose of raising capital of at least $20.0 million (an “Equity Financing Conversion”); (ii) an acquisition of Electriq, whether by asset purchase, merger or share purchase (an “Acquisition Transaction Conversion”); (iii) by certain capital markets transactions, including an IPO, direct listing or SPAC-related transaction (a “Capital Markets Transaction Conversion”); or (iv) upon maturity, if any of the Lawrie Notes remain outstanding (a “Maturity Conversion”). The number of Conversion Shares will be determined by the outstanding interest and principal of the Lawrie Notes and the conversion price. The latter shall be (i) 95% of the lowest price per share of shares sold in the event of an Equity Financing Conversion; (ii) 95% of the per share price paid in an acquisition of Electriq in the event of an Acquisition Transaction Conversion; (iii) 95% of the price per share as listed before trading in an IPO, the fair value per share provided to the designated market maker prior to any direct listing in the event of a Capital Markets Transaction Conversion; or (iv) the price per share is to be obtained by dividing $275.0 million by the number of outstanding shares of common stock of Electriq immediately prior to a Maturity Conversion. If an acquisition of Electriq occurs before repayment or conversion, Electriq will pay the accrued unpaid interest plus two times the outstanding principal amount.

As described above, at the Merger closing the Lawrie Notes were converted into equity securities of TLG in accordance with the terms of the Notes Conversion Agreement.

On March 13, 2023, we entered into a multi-year agreement with EverBright, LLC, a subsidiary of a major U.S. clean-energy company, to provide financing to support the implementation of sustainable community networks throughout California. The provider company, founded by one of the largest investors in clean energy infrastructure in the United States, provides a platform that designs, proposes and finances solar and energy storage projects nationwide. The agreement provides us the exclusive right to install systems for the first 8,000 customers that execute qualifying power purchase agreements under the sustainable community networks program. Following the 30 month anniversary of the arrangement, either party may terminate this agreement upon 60 days’ prior notice to the other party. The agreement provides that Electriq will design and propose systems for approval by the clean-energy company based upon customer agreements with each customer. Upon approval by the clean-energy company, each system is then installed by Electriq at a purchase price specified in the agreement, with the clean-energy company, as the purchaser of the system, making progress payments to Electriq after achievement of certain milestones. Our provider’s expertise in the energy sector and the provider’s software platform will enable us to jointly provide potential grid services and expand access to more communities. This arrangement includes multiple performance obligations, including installed systems, grid services and software license revenues. Revenue from installed systems will be recognized over time following the output method, as systems are installed after control has transferred to the customer. Grid services revenue will be recognized over time as the services are performed. Software license revenue is not significant to the arrangement. There were no revenues generated on this arrangement during the three or six months ended June 30, 2023. We are currently in the project qualification approval and installation stages of implementation for several residential customers in Santa Barbara, California, and expect to begin generating revenue on this arrangement in the three months ending September 30, 2023.

On April 27, 2023, we announced the signing of an agreement with SLO Climate Coalition (SLOCC) to deliver affordable, sustainable, and resilient energy to San Luis Obispo County, California residents through fully financed residential solar-plus-storage microgrids. Through the program’s SLOCC-vetted PPA, called the “PoweredUp Network,” all San Luis Obispo County homeowners, regardless of means, will have access to a turnkey, distributed home energy solution, including smart battery storage. We are currently preparing marketing materials for revenue-generating leads in this market and expect to begin installations upon identifying and completing project qualification approvals of San Luis Obispo County homeowner customers during the second half of the year ending December 31, 2023.

On June 8, 2023, a Third Amendment to Merger Agreement was executed by TLG and Electriq.

On June 8, 2023, a Notes Conversion Agreement was executed between Electriq, TLG and Mr. Lawrie whereby the parties have agreed that simultaneous with the closing of the Merger, pursuant to the terms and conditions of the Merger Agreement, the Lawrie Notes will automatically convert into securities of the new public entity, upon which the SPA and the Lawrie Notes will be terminated including any rights of conversion set forth therein, and shall be cancelled. As described above, at the Merger closing the Lawrie Notes were converted into equity securities of TLG in accordance with the terms of the Notes Conversion Agreement.

On June 8, 2023, Notes Conversion Agreements were executed between Electriq and various noteholders whereby the noteholders have agreed that the currently outstanding aggregate principal amounts of the Notes totaling approximately $7.8 million, and all accrued but unpaid interest on the Notes of approximately $2.3 million automatically converted into securities of Electriq, upon the execution of these agreements.

With respect to subscription agreements signed in June 2023, including the $18.1 million of Pre-Closing Financings, a total of $11.0 million of Pre-Closing Financings was received from Mr. Lawrie in the amount of $5.5 million and from other investors in the amount of $5.5 million, including $3.0 million each received from Mr. Lawrie and from other investors, respectively, on June 23, 2023 and $2.5 million each received from Mr. Lawrie and from other investors, respectively, earlier in June 2023. The remaining $7.1 million of the Pre- Closing Financings was received after the SEC declared the registration statement effective from the SPAC Executive in the amount of $4.5 million and from other investors in the amount of $2.6 million on July 12, 2023 ($1.0 million) and July 13, 2023 ($6.1 million).

On July 12, 2023, related to the merger agreement described in Note 1, the SEC declared the S-4 effective. The Business Combination closed on July 31, 2023 and the newly merged public entity, Electriq Power Holdings, Inc., began trading on the New York Stock Exchange on August 1, 2023 under the ticker symbol ELIQ.

At the Closing, pursuant to the terms of the Merger Agreement and after giving effect to the redemptions of TLG Class A common stock by public stockholders of TLG:

•

each share of Electriq common stock issued and outstanding immediately prior to the Closing (excluding shares owned by Electriq or any of its direct or indirect wholly-owned subsidiaries as treasury stock or by TLG) was cancelled and converted into the right to receive a number of shares of TLG Class A common stock equal to one (1) multiplied by the Exchange Ratio;

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each share of Electriq cumulative mandatorily redeemable Series B preferred stock issued and outstanding immediately prior to the Closing was cancelled and converted into the right to receive a number of shares of TLG preferred stock equal to one (1) multiplied by the Exchange Ratio;

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each outstanding vested and unvested Electriq stock option was assumed by TLG, cancelled and converted into an option to purchase a number of shares of Class A common stock equal to (a) the product of the number of shares of Electriq common stock underlying such Electriq stock option immediately prior to the Closing multiplied by the Exchange Ratio at an exercise price per share equal to the quotient obtained by dividing (A) the exercise price per share of Electriq common stock underlying such Electriq stock option immediately prior to the Closing by (B) the Exchange Ratio; and

•	the Lawrie Notes converted into equity securities of TLG in accordance with the terms of the Notes Conversion Agreement.

Forward Purchase Agreement

On July 23, 2023, TLG and Electriq entered into an agreement (the “Forward Purchase Agreement”) with (i) Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”) and Meteora Select Trading Opportunities Master, LP (“MSTO”) (with MSOF, MCP, and MSTO collectively referred to as “Seller”) for an OTC Equity Prepaid Forward Transaction. Pursuant to the terms of the Forward Purchase Agreement, the Seller purchased 3,534,492 shares of TLG common stock from third parties through a broker in the open market (“Recycled Shares”). On July 31, 2023, 251,194 additional shares of New Electriq common stock were issued to Seller pursuant to the terms of the FPA Funding Amount PIPE Subscription Agreement entered into in connection with the closing of the Business Combination (the “Closing”). Capitalized terms used but not otherwise defined in this section shall have the meanings ascribed to such terms the Forward Purchase Agreement.

The Forward Purchase Agreement provides that $3,000,000 (the “Prepayment Shortfall”) will be paid by Seller to TLG not later than one local business day following the Closing (which amount shall be netted from the Prepayment Amount). Seller in its sole discretion may sell Shares at any time following the Trade Date at prices (i) at or above $6.67 during the first six months following the Closing and (ii) at any sales price thereafter, without payment by Seller of any Early Termination Obligation until the earlier of such time as the proceeds from the such sales equal 100% of the Prepayment Shortfall (such sales, “Shortfall Sales,” such Shares, “Shortfall Sale Shares,”). A sale of Shares is only (a) a “Shortfall Sale,” subject to the terms and conditions herein applicable to Shortfall Sale Shares, when a Shortfall Sale Notice is delivered under the Forward Purchase Agreement, and (b) an Optional Early Termination, subject to the terms and conditions herein applicable to Terminated Shares, when an OET Notice (as defined below) is delivered under the Forward Purchase Agreement, in each case the delivery of such notice in the sole discretion of the Seller.

The Forward Purchase Agreement provides that Seller will be paid directly an aggregate cash amount (the “Prepayment Amount”) equal to (x) the product of (i) the Number of Shares as set forth in a Pricing Date Notice and (ii) the redemption price per share as defined in Section 9.2(a) of the Amended and Restated Certificate of Incorporation of TLG in effect prior to consummation of the Business Combination, as amended, less (y) the Prepayment Shortfall.

TLG paid to Seller separately the Prepayment Amount required under the Forward Purchase Agreement directly from TLG’s Trust Account maintained by Continental Stock Transfer and Trust Company that held the net proceeds of the sale of the units in TLG’s IPO and the sale of private placement warrants (the “Trust Account”), except that to the extent the Prepayment Amount payable to Seller is to be paid from the purchase of Additional Shares by Seller pursuant to the terms of its FPA Funding Amount PIPE Subscription Agreement, such amount will be netted against such proceeds, with Seller being able to reduce the purchase price for the Additional Shares by the Prepayment Amount. For the avoidance of doubt, any Additional Shares purchased by Seller will be included in the Number of Shares for its Forward Purchase Agreement for all purposes, including for determining the Prepayment Amount.

Seller agreed to waive any redemption rights that it had under TLG’s Amended and Restated Certificate of Incorporation with respect to any TLG common stock purchased through the FPA Funding Amount PIPE Subscription Agreement and any Recycled Shares in connection with the Business Combination, that would require redemption by TLG of the shares of TLG common stock. Such waiver may have reduced the number of shares of TLG common stock redeemed in connection with the Business Combination, and such reduction could alter the perception of the potential strength of the Business Combination. The Forward Purchase Agreement has been structured, and all activity in connection with such agreement has been undertaken, to comply with the requirements of all tender offer regulations applicable to the Business Combination, including Rule 14e-5 under the Exchange Act.

The Company accounts for the Forward Purchase Agreement as a derivative instrument in accordance with the guidance in ASC 480-10. The instrument is subject to re-measurement at each balance sheet date, with changes in fair value recognized in the statements of operations. The ability of the Company to receive any of the proceeds from the Forward Purchase Agreement is dependent upon factors outside the control of the Company. The Company established the fair value of the forward purchase contract derivative on the date of the Closing, with amounts included in net loss as a change in fair value of forward purchase contract derivative. The estimated fair value of the forward purchase contract derivative was calculated using a Black Scholes option pricing model and used significant assumptions including the risk free rate and volatility. Given the limited trading history of the Company, the Company utilized the volatility of peer group of public companies. Future estimates of trading prices were based on volatility assumptions that impact the estimated share price and Meteora’s corresponding sales in the open market.

FPA Funding Amount PIPE Subscription Agreement

On July 23, 2023, TLG entered into a subscription agreement (the “FPA Funding Amount PIPE Subscription Agreement”) with Meteora.

Pursuant to the FPA Funding Amount PIPE Subscription Agreement and in connection with the Forward Purchase Agreement, and on the terms of and subject to the conditions set forth in the FPA Funding Amount PIPE Subscription Agreement, Meteora agreed to subscribe for and purchase, and TLG agreed to issue and sell to Meteora, on the Closing Date, an aggregate of a number of shares of TLG Common Stock up to the Maximum Number of Shares as set forth in the Forward Purchase Agreement (the “Subscribed Shares”) less the number of Recycled Shares, as defined in the Forward Purchase Agreement, provided, however, that Meteora shall not be required to purchase an amount of shares of TLG Common Stock, such that following the issuance of the Subscribed Shares, its ownership would exceed 9.9% ownership of the total shares of TLG Common Stock outstanding immediately after giving effect to such issuance unless Meteora at its sole discretion waives such 9.9% ownership limitation.

Capital Raise

As conditions to closing, the Merger Agreement required that : (i) within 72 hours after TLG receives comments from the SEC on Amendment No. 3 to TLG’s Form S-4, Electriq shall receive net cash proceeds of at least $3,000,000 from the sale of equity securities to Mr. Lawrie and net cash proceeds of at least $3,000,000 from the sale of equity securities to third parties, and within 24 hours after the SEC declares the registration statement effective, Electriq shall receive net cash proceeds of at least $4,500,000 from the sale of equity securities to Mr. Lawrie and net cash proceeds of at least $1,500,000 from the sale of equity securities to third parties, (ii) Electriq shall have converted an aggregate amount of $10,130,000, including accrued interest, of Shareholder Notes (as defined in the Merger Agreement) from management or significant equity investors that are currently included in loans payable into equity securities of Electriq and (iii) TLG or Electriq shall have received net cash proceeds from the sale of equity securities to Mr. Lawrie of at least $5,000,000 and net cash proceeds from the sale of equity securities to third parties of at least $1,500,000.

Key Factors and Trends Affecting our Business

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of the S-4 titled “Risk Factors.”

Increasing Deployment of Renewables

Deployment of renewable energy resources has accelerated over the last decade, and today, wind and solar have become lower-cost fuel sources. We expect the cost of generating renewable energy to continue to decline and deployments of energy storage solutions to increase. As renewable energy sources of energy production represent a larger proportion of energy generation, grid instability rises due to their intermittency, which can be addressed by energy storage solutions.

Concentration risk

We expect to derive a large portion of our revenue from energy storage solutions sales associated with sustainable community networks and microgrid programs. If we are unable to enter such contracts on a timely basis and, in the case of sustainable community networks programs, we are unable to obtain project financing, acquire customers, achieve milestones on financing arrangements and install solutions on a timely basis, our growth, revenue and results of operations may not meet our projections.

Supply Chain

Global supply chain disruptions have impacted the economy in 2021 and 2022, including the availability and cost of labor, as well as the supply of industrial goods. As a result, we have in certain instances experienced delays in receiving components due to microchip shortages. While we are unable to quantify the impacts of such delays, we believe that these disruptions have resulted in increased direct costs and inefficiencies in our operations during 2022. Because many of our key suppliers are located in China, we are exposed to particular risks relating to the possibility of product supply disruption and increased costs in the event of changes in the policies, laws, rules and regulations of the United States or Chinese governments, as well as political unrest or unstable economic conditions in China. The components of our energy storage systems that we purchase from China have been, and may in the future be, subject to these tariffs, which could increase our supply costs and could make our products, if successfully developed and approved, less competitive than those of our competitors whose inputs are not subject to these tariffs. We have secured or are evaluating second sources for our main components both inside and outside of China as a way to diversify our supply chain, ensure production capabilities and lower costs and mitigate any potential supplier risks. Such mitigation efforts have not resulted in new material risks, such as product quality, reliability or regulatory approval of products.

Competition

We compete with several large competitors already successful in selling energy storage solutions most notably (in alphabetical order): Enphase Energy, Generac, LG Energy Solutions, SolarEdge Technologies, SunPower and Tesla. We believe our competitive strengths including ease of installation, multiple modes of operation, adaptability, cost and availability allow us to compete well in this market. Some of our competitors have significantly greater financial capacity, product development, manufacturing capabilities, marketing resources, and name recognition than we do. However, while our competitors typically focus on the development and commercialization of hardware offerings, our software-centric approach provides value throughout the value chain, from installers, fleet managers, consumers, and utilities.

Existing competitors may expand their product offerings and sales strategies, and new competitors may enter the market. If our market share declines due to increased competition, our revenue and ability to generate profits in the future may be adversely affected.

Government Regulation and Compliance

Although we are not regulated as a utility, the market for our products and services is heavily influenced by federal, state and local government statutes and regulations concerning electricity. These statutes and regulations affect electricity pricing, net metering, incentives, taxation, competition with utilities and the interconnection of customer-owned electricity generation. In the United States and internationally, governments continuously modify these statutes and regulations and, acting through state utility or public service commissions, regularly change and adopt different rates for commercial customers. These changes can positively or negatively affect our ability to deliver cost savings to customers.

Key Components of Results of Operations

Net Revenues

We expect to primarily generate revenues from sales of our residential energy solution, PowerPod 2, to white-label partners, distributors, installers and strategic programmatic partners. Under certain programs, revenue is also generated from installation services and other services.

Our revenue is affected by changes in the volume and average selling prices of our storage solutions, supply and demand, sales incentives and competitive product offerings. Our revenue growth is dependent on our ability to compete effectively in the marketplace by remaining cost competitive, developing and introducing new solutions that meet the changing technology and performance requirements of our customers and our ability to diversify and expand our revenue base through the implementation of programs with strategic partners.

Cost of Goods Sold and Gross Profit

Cost of goods sold is comprised primarily of product costs, warranty, supply chain and assembly personnel and logistics costs, freight costs, customs duties, inventory write-downs, product certification costs and hosting services costs related to our integrated software platform. Our product costs are impacted by component cost, unit volume and assembly processing costs. Certain costs, primarily personnel and warehouse costs, are not directly affected by sales volume.

We purchase our product components from offshore suppliers and generally negotiate product pricing with them on an annual basis, with battery cell supply locked in through December 2023. We believe our suppliers have sufficient production capacity to meet the anticipated demand for the foreseeable future, although there can be no assurances that suppliers will be able to meet our anticipated demand. In addition, shortages in the supply of certain key raw materials could adversely affect our ability to meet customer demand for our products and our gross profit.

Gross profit may vary from quarter to quarter and is primarily affected by our average selling prices, product costs, product mix, customer mix, warranty costs and sales volume.

Operating Expenses

Operating expenses consist of research and development, sales and marketing and general and administrative expenses. Personnel related costs are the most significant component and include salaries, benefits, payroll taxes, commissions and stock-based compensation. Our employee headcount in our research and development, sales and marketing and general and administrative departments has grown from 31 as of June 30, 2022 to 47 as of June 30, 2023, consistent with scaling the business, and is expected to continue to grow to support expected revenue growth.

Research and Development Expenses

Research and development expenses include personnel-related expenses such as salaries, benefits and payroll taxes. Our research and development employees are engaged in the design and development of hardware and software solutions. Our research and development expenses also include design, outsourced software development, materials for testing and evaluation and other indirect costs. We devote substantial resources to ongoing research and development programs that focus on enhancements to, and cost efficiencies in, our existing solutions and timely development of new solutions that utilize technological innovation, thereby maintaining our competitive position.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of personnel-related expenses such as salaries, sales commissions, benefits and payroll taxes. These expenses also include travel, fees of independent consultants, trade shows, marketing and other indirect costs. The increase in sales and marketing expenses is due to an increase in the number of sales and marketing personnel and the expansion of our sales and marketing footprint, which is intended to enable us to increase our penetration into new markets.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries, stock compensation expense and employee benefits related to our executive, finance, legal, human resource and operations organizations, as well as travel expenses, facilities costs and fees for professional services. Professional services consist of audit and legal costs, advisory services and other costs. Depreciation and amortization consist primarily of amortization of leasehold improvements of facilities. General and administrative expenses also include allowance for doubtful accounts in the event of uncollectible account receivables balances.

Non-Operating Expenses

Interest Expense

Interest expense consists primarily of interest on our outstanding borrowings under outstanding loans and convertible note payable.

Unrealized Fair Value Adjustments

Fair value adjustments are related to the revaluation of outstanding preferred stock warrants, common stock warrants and SAFE notes connected to the redemption features associated with these notes, at each reporting date.

Comparison of the Three Months Ended June 30, 2023 and 2022

	Three Months Ended June 30,
	2023	2022	$ Change	% Change
	(in thousands)
Net revenues	$44	$4,549	$(4,505)	(99%)
Cost of goods sold	394	4,156	(3,762)	(91%)

Gross (loss) profit	(350)	393	(743)	NM

Operating expenses:
Research and development	1,067	882	185	21%
Sales and marketing	995	999	(4)	0%
General and administrative	4,710	2,520	2,190	87%

Total operating expenses	6,772	4,401	2,371	54%

Loss from operations	(7,122)	(4,008)	(3,114)	(78%)
Other expense (income), net:
Interest expense	985	258	727	282%
Unrealized fair value adjustments	(27,260)	22,098	(49,358)	NM
Other expense, net	2,631	—	2,631	NM

Income (loss) before income taxes	16,522	(26,364)	42,886	163%
Income tax expense	—	—	—	—

Net income (loss)	$16,522	$(26,364)	$42,886	163%

NM - Not Meaningful

Net Revenues

Net revenue decreased by $4.5 million, or 99%, for the three months ended June 30, 2023, as compared to the three months ended June 30, 2022. The decrease was primarily driven by the termination of the agreement with the White-Label Provider and its related sales, which had accounted for greater than 86% of sales in the three months ended June 30, 2022, and was consistent with our revised 2023 forecast which reflects increasing revenues in the second half of the year ending December 31, 2023 upon the successful completion of installations revenues expected to be generated from our agreement with a major U.S. clean-energy company to provide financing to support the implementation of sustainable community networks throughout California.

Cost of Goods Sold

Cost of goods sold decreased by $3.8 million, or 91%, for the three months ended June 30, 2023, as compared to the three months ended June 30, 2022. The decrease was primarily driven by a decrease in cost of energy storage system sales and associated landed costs (inbound freight & duties) due to the termination of the agreement with the White-Label Provider.

Operating Expenses

Research and Development

Research and development expense increased by $0.2 million, or 21%, for the three months ended June 30, 2023, as compared to the three months ended June 30, 2022, primarily due to an increase in personnel related costs as a result of increased headcount.

Sales and Marketing

Sales and marketing expense was essentially flat, for the three months ended June 30, 2023, as compared to the three months ended June 30, 2022. Personnel related costs, which reflects the largest expense category in sales and marketing, were essentially flat for the three months ended June 30, 2023, as compared to the three months ended June 30, 2022.

General and Administrative

General and administrative expense increased by $2.2 million, or 87%, for the three months ended June 30, 2023, as compared to the three months ended June 30, 2022. The increase was partially driven by an increase of $0.9 million in stock compensation expense primarily related to stock options issued in 2023 in connection with our CEO’s incentive agreement, whereby our CEO’s ownership percentage is to remain at 6%, as well as an increase in options granted to new hires. Other increases included an increase of $0.7 million of personnel related costs due to higher headcount, and an increase of $0.6 million in professional and legal services.

Other Expense, Net

Interest Expense

Interest expense increased by $0.7 million, or 282%, for the three months ended June 30, 2023, as compared to the three months ended June 30, 2022, as a result of interest accrued on stockholder loans of $11.2 million that were established in June 2022 and settled in June 2023, and convertible notes payable of $8.5 million as of June 30, 2023 that were established subsequent to June 30, 2022.

Unrealized Fair Value Adjustments

Unrealized fair value adjustments decreased by $49.4 million for the three months ended June 30, 2023 as compared to the three months ended June 30, 2022. This decrease was due to an overall decrease in the value of Electriq during the three months ended June 30, 2023, as compared to the same period in 2022. The decrease in our enterprise fair value as of June 30, 2023 was primarily the result of the fair value of equity in an IPO scenario based on estimated SPAC proceeds of $275 million, as compared to prior valuations which considered $495 million of estimated SPAC proceeds. For the three months ended June 30, 2023, our SAFE notes liability and our warrants liability decreased by $16.8 million and $10.5 million, respectively, as compared to increases of $12.4 million and $9.7 million, respectively, during the three months ended June 30, 2022.

Other Expense, Net

Other expense, net, reflected an increase of greater than $2.6 million in the three month period ended June 30, 2023, as compared to the same prior year period. As described in the notes to our condensed consolidated financial statements, associated with the settlement with the White-Label Provider, during the three months ended June 30, 2023, the Company wrote off $2.7 million of inventory deposits, resulting in a one-time charge to other expense, net as when the inventory is returned, as per the settlement agreement, the Company will no longer be able to utilize the deposits.

Comparison of the Six Months Ended June 30, 2023 and 2022

	Six Months Ended June 30,
	2023	2022	$ Change	% Change

	(in thousands)
Net revenues	$185	$9,346	$(9,161)	(98%)
Cost of goods sold	1,068	8,336	(7,268)	(87%)

Gross (loss) profit	(883)	1,010	(1,893)	NM

Operating expenses:
Research and development	2,136	1,815	321	18%
Sales and marketing	2,214	1,881	333	18%
General and administrative	9,429	4,350	5,079	117%

Total operating expenses	13,779	8,046	5,733	71%

Loss from operations	(14,662)	(7,036)	(7,626)	(108%)
Other expense (income), net:
Interest expense	2,001	305	1,696	556%
Unrealized fair value adjustments	(25,786)	26,958	(52,744)	NM
Other expense, net	2,634	2	2,632	NM

Income (loss) before income taxes	6,489	(34,301)	40,790	119%
Income tax expense	—	—	—	—

Net income (loss)	$6,489	$(34,301)	$40,790	119%

NM - Not Meaningful

Net Revenues

Net revenue decreased by $9.2 million, or 98%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022. The decrease was primarily driven by the termination of the agreement with the White-Label Provider and its related sales, which had accounted for greater than 90% of sales in the six months ended June 30, 2022, and was consistent with our revised 2023 forecast which reflects increasing revenues in the second half of the year ending December 31, 2023 upon the successful completion of installations revenues expected to be generated from our agreement with a major U.S. clean-energy company to provide financing to support the implementation of sustainable community networks throughout California.

Cost of Goods Sold

Cost of goods sold decreased by $7.3 million, or 87%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022. The decrease was primarily driven by a decrease in cost of energy storage system sales and associated landed costs (inbound freight & duties) due to the termination of the agreement with the White-Label Provider. Cost of goods sold included a $0.4 million reserve for inventory obsolescence and slow-moving items during the six months ended June 30, 2023 primarily due to an additional reserve for branded enclosures for the White-Label Provider who provided notice of its intent to terminate its contract. While we have continuously asserted that we have not breached the agreement, on May 19, 2023, we entered into a settlement with the customer.

Operating Expenses

Research and Development

Research and development expense increased by $0.3 million, or 18%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022, primarily due to an increase in personnel related costs as a result of increased headcount.

Sales and Marketing

Sales and marketing expense increased by $0.3 million, or 18%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022. Personnel related costs, which reflects the largest expense category in sales and marketing, increased by approximately $0.1 million and marketing campaign costs increased by approximately $0.2 million for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022, respectively.

General and Administrative

General and administrative expense increased by $5.1 million, or 117%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022. The increase was partially driven by an increase of $2.3 million in stock compensation expense primarily related to stock options issued in 2023 in connection with our CEO’s incentive agreement, whereby our CEO’s ownership percentage is to remain at 6%, as well as an increase in options granted to new hires. Other increases included an increase of $0.9 million of personnel related costs due to higher headcount, an increase of $1.5 million in professional and legal services, an increase in rent expense of $0.2 million and an increase of $0.2 million in supplies and business insurance for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022.

Other Expense, Net

Interest Expense

Interest expense increased by $1.7 million, or 556%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022, as a result of interest accrued on stockholder loans of $11.2 million that were established in June 2022 and settled in June 2023, and convertible notes payable of $8.5 million as of June 30, 2023 that were established subsequent to June 30, 2022.

Unrealized Fair Value Adjustments

Unrealized fair value adjustments decreased by $52.7 million, for the six months ended June 30, 2023 as compared to the six months ended June 30, 2022. This decrease was due to an overall decrease in the value of Electriq during the six months ended June 30, 2023, as compared to the same period in 2022. The decrease in our enterprise fair value as of June 30, 2023 was primarily the result of the fair value of equity in an IPO scenario based on estimated SPAC proceeds of $275 million, as compared to prior valuations which considered $495 million of estimated SPAC proceeds. For the six months ended June 30, 2023, our SAFE notes liability and our warrants liability decreased by $16.5 million and $9.3 million, respectively, as compared to increases of $16.3 million and $10.7 million, respectively, during the six months ended June 30, 2022.

Other Expense, Net

Other expense, net, reflected an increase of greater than $2.6 million in the three month period ended June 30, 2023, as compared to the same prior year period. As described in the notes to our condensed consolidated financial statements, associated with the settlement with the White-Label Provider, during the three months ended June 30, 2023, the Company wrote off $2.7 million of inventory deposits, resulting in a one-time charge to other expense, net as when the inventory is returned, as per the settlement agreement, the Company will no longer be able to utilize the deposits.

Use of Non-GAAP Financial Measures

We have presented certain non-GAAP financial measures in the S-4. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables. Our non-GAAP financial measures presented are EBITDA and Adjusted EBITDA.

We define EBITDA and Adjusted EBITDA as the following:

•	EBITDA — Net income (loss) plus interest expense, income tax expense (benefit), depreciation and amortization.

•	Adjusted EBITDA — EBITDA plus the net change in the fair value of derivatives, non-cash equity- based compensation expense and transactions costs.

These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all the amounts associated with our results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. We use these non-GAAP financial measures to analyze our operating performance and future prospects, develop internal budgets and financial goals, and facilitate period-to-period comparisons. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business.

Reconciliation of Non-GAAP financial measures

The following table reconciles net loss to EBITDA and Adjusted EBITDA for the three months ended June 30, 2023 and 2022, respectively:

	Three Months Ended June 30,
	2023	2022	$ Change	% Change

	(in thousands)
Net income (loss)	$16,522	$(26,364)	$42,886	163%
Interest expense	985	258	727	282%
Income tax expense	—	—	—	—
Depreciation and amortization	40	42	(2)	(5%)

EBITDA	17,547	(26,064)	43,611	167%
Stock-based compensation	1,280	340	940	276%
Unrealized fair value adjustments	(27,260)	22,098	(49,358)	NM

Adjusted EBITDA	$(8,433)	$(3,626)	$(4,807)	NM

The following table reconciles net loss to EBITDA and Adjusted EBITDA for the six months ended June 30, 2023 and 2022, respectively:

	Six Months Ended June 30,
	2023	2022	$ Change	% Change

	(in thousands)
Net income (loss)	$6,489	$(34,301)	$40,790	119%
Interest expense	2,001	305	1,696	556%
Income tax expense	—	—	—	—
Depreciation and amortization	81	88	(7)	(8%)

EBITDA	8,571	(33,908)	42,479	125%
Stock-based compensation	2,796	478	2,318	485%
Unrealized fair value adjustments	(25,786)	26,959	(52,745)	NM

Adjusted EBITDA	$(14,419)	$(6,471)	$(7,948)	NM

NM - Not Meaningful

Liquidity and Capital Resources

Sources of liquidity

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, contractual obligations and other commitments. We assess liquidity in terms of our cash flows from operations and their sufficiency to fund our operating and investing activities. To meet our payment service obligations at all times we must have sufficient highly liquid assets and be able to move funds on a timely basis.

As of June 30, 2023, our principal source of liquidity was our cash totaling $4.4 million. We had an accumulated deficit of $98.5 million, and $35.1 million in SAFE notes due within the next twelve (12) months. Additionally, approximately $14.0 million in transaction costs incurred in connection with the Business Combination will be paid within the next twelve (12) months. During the six months ended June 30, 2023, we incurred losses from operations totaling $14.7 million. Through June 30, 2023, we have incurred recurring losses from operations and negative operating cash flows, and as of June 30, 2023 have recorded an accumulated deficit and a working capital deficit of $98.5 million and $25.9 million, respectively. In December 2022, we received a notice from a major customer, Kohler Co., a White-Label Provider, of its intent to terminate their contract. While we have continuously asserted that we have not breached the agreement, on May 19, 2023, we entered into a settlement with the customer. As a result, we have experienced a significant decline in revenue during the three and six months ended June 30, 2023, which is consistent with our revised forecast for the year ending December 31, 2023. These conditions raise substantial doubt about our ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon improving our profitability through the introduction of new products and service offerings, including the successful execution of its sustainable community networks and microgrid offerings from customer agreements entered into in 2022, as well as the continuing financial support from its stockholders or other debt or capital sources. We are currently evaluating strategies to obtain the additional required funding in 2023 for our future operations. These strategies include, but are not limited to, obtaining equity financing, issuing debt or entering into financing arrangements. For example, funds received as part of the Pre-Closing Financings and Notes Conversion Agreements. No assurance can be given that any future financing, if needed, will be available or, if available, that it will be on terms that are satisfactory to us. Even if we are able to obtain additional financing, if needed, it may contain undue restrictions on our operations, in the case of debt financing, or cause substantial dilution for our stockholders, in the case of equity financing.

During the six months ended June 30, 2023, sources of financing included the receipt of $11.0 million of pre-closing financing, with another $7.1 million of pre-closing financing received in July 2023, in exchange for a total of 297,669,602 shares of common stock and 119,088,287 shares of cumulative mandatorily redeemable Series B preferred stock, including the pre-closing financings funded in July 2023. Other sources of financing include the conversion of approximately $10.1 million in Electriq’s notes payable, including $2.3 million of accrued interest, that converted into 166,585,379 shares of common stock and 66,644,737 shares of cumulative mandatorily redeemable Series B preferred stock, respectively. To offset the potential reduction in cash related to Public Share redemptions, TLG executed a forward purchase agreement with a seller that provided $3.0 million (the “prepayment shortfall”) paid by the seller one business day following the merger closing on July 31, 2023. The Forward Purchase Agreement provides that the seller will be paid directly an aggregate cash amount equal to (x) the product of (i) the number of shares as set forth in a “pricing date notice” and (ii) the redemption price per share as defined in the amended and restated certificate of incorporation of TLG in effect prior to the consummation of the business combination, as amended, less (y) the prepayment shortfall amount of $3.0 million. We believe that cash raised in the Business Combination, including the forward backstop facility arrangement, is sufficient to fund our continuing operations through at least August 2024.

Financing Obligations

Loans Payable

In June 2022, we borrowed $11.2 million, bearing simple interest at 2%, accrued monthly. The loans are repayable in twelve (12) months. The amount owed shall equal (i) the balance outstanding and all accrued interest, plus (ii) a one-time prepayment fee equal to 6% of the balance outstanding.

Pursuant to the Notes Conversion Agreements executed on June 8, 2023, Electriq converted an aggregate amount of approximately $10.1 million, including accrued interest, of Shareholder Notes from management or significant equity investors that were previously included in loans payable into equity securities of Electriq. During June 2023, all remaining loans payable balances that were not included in the Notes Conversion Agreements, including a total remaining cumulative principal balance of approximately $3.4 million, plus accrued interest, were repaid to noteholders that elected not to convert their respective notes. As of June 30, 2023, all outstanding loans payable of $11.2 million were either converted or repaid. The only outstanding Company indebtedness as of June 30, 2023 was the $8.5 million in convertible SPAC Executive Notes.

Convertible Note Payable

As discussed above, on December 23, 2022, we entered into an amended and restated securities purchase agreement which was amended on March 22, 2023 (the “SPA”) with Mr. John Michael Lawrie, which provided for Mr. Lawrie’s obligation to provide funding to us up to a maximum amount of $8.5 million, provided that we had satisfied the conditions for closing under the SPA or that Mr. Lawrie has waived those conditions. Pursuant to the SPA, and the first amendment to the SPA, we issued to Mr. Lawrie two secured convertible promissory notes (the “Lawrie Notes”) in the aggregate amount of $8.5 million.

The notes bear interest at a simple rate of 14% per annum, payable quarterly in cash. The initial $5.0 million funding under the amended and restated securities purchase agreement was received on December 30, 2022. The remaining $3.5 million funding was received from Mr. Lawrie on March 30, 2023. As of June 30, 2023, the fair value of the derivative liability related to the conversion option accounted for under ASC 815 was de minimis, as the factors underlying the bifurcated conversion feature giving rise to the derivative treatment have a low probability of occurrence.

Pursuant to terms of the Notes Conversion Agreement executed on June 8, 2023, at the close of the Merger on July 31, 2023, the Convertible Notes with Mr. Lawrie were converted into equity securities of TLG.

SAFE Notes

During the year ended December 31, 2021, we executed certain Simple Agreement for Future Equity (“SAFE”) arrangements. The SAFE notes are not mandatorily redeemable, nor do they require us to repurchase a fixed number of shares.

Between May 2021 and October 2021, we issued a series of SAFE notes in an aggregate principal amount of $8.9 million to investors, which provide the investors with a right to receive shares of preferred stock upon the occurrence of certain events. As of June 30, 2023, the fair value of these SAFE notes was $14.7 million. For the six months ended June 30, 2023, we recorded gains of $8.1 million within other expenses (income) related to unrealized fair value adjustments for these SAFE notes.

In November 2021, we issued a second series of SAFE notes in an aggregate principal amount of $16.3 million. Additionally, warrants to purchase shares of common stock were issued contemporaneous with several of these issued SAFE Notes. These warrants provided the SAFE note investors with the ability to obtain shares of common stock of Electriq according to a defined formula. As of March 31, 2023, the fair value of these SAFE notes was $28.8 million. For the three months ended June 30, 2023, we recorded gains of $8.4 million within other expenses (income) related to unrealized fair value adjustments for these SAFE notes.

Cash Flow Summary

The following table summarizes our cash flows for the six months ended June 30, 2023 and 2022:

	Six Months Ended June 30,
	2023	2022

	(in thousands)
Net cash used in operating activities	$(14,166)	$(11,410)
Net cash used in investing activities	$(174)	$(601)
Net cash provided by financing activities	$13,235	$11,104

Operating Activities

Net cash used in operating activities for the six months ended June 30, 2023 was $14.2 million, consisting primarily of a net income of $6.5 million, plus non-cash stock compensation of $2.8 million, write-offs of inventory deposits of $2.7 million, and depreciation, amortization and accretion combined of $0.5 million, more than offset by $25.8 million of fair value adjustments, and additionally offset by a net increase in assets and liabilities of approximately $0.9 million.

Net cash used in operating activities for the six months ended June 30, 2022 was $11.4 million, consisting primarily of a net loss of $34.3 million and a net increase in assets and liabilities of $4.8 million, partially offset by non-cash depreciation and amortization of $0.2 million, non-cash fair value adjustments of $27.0 million, and non-cash stock-based compensation of $0.5 million.

Investing Activities

Net cash used in investing activities during the six months ended June 30, 2023 was $0.2 million, primarily consisting of the acquisition of property and equipment.

Net cash used in investing activities during the six months ended June 30, 2022 was $0.6 million, primarily consisting of the acquisition of property and equipment.

Financing Activities

Net cash provided by financing activities during the six months ended June 30, 2023 was $13.2 million, primarily consisting of proceeds from the issuance of common stock of $9.0 million, proceeds from the issuance of cumulative mandatorily redeemable preferred stock of $4.3 million, and the issuance of convertible notes payable of $3.5 million, partially offset by payments on loans payable of $3.6 million.

Net cash provided by financing activities during the six months ended June 30, 2022 was $11.1 million, primarily consisting of proceeds from loans payable of $11.2 million and proceeds from the conversion of preferred stock warrants of $0.7 million, partially offset by $0.8 million of payments on loans payable.

Contractual Obligations and Commitments

We have various non-cancelable leases for warehouse and office space. Certain of these leases have renewal options, provide for future rent escalations and also obligate us to pay the cost of maintenance, insurance and property taxes.

On January 1, 2022, Electriq modified its existing short-term lease for warehouse and office space in California to extend the term and to obtain additional warehouse space. The modification was accounted for as part of the adoption of ASC 842. This lease has five separate one-year renewal options, none of which have been considered in the contractual obligations as the options have not been exercised.

On January 19, 2022, Electriq entered into a five-year lease in West Palm Beach, Florida with a total commitment of approximately $1.4 million over the life of the lease. The lease commencement date was November 7, 2022 upon completion of certain improvements by the landlord, and has been included in the contractual obligations as of June 30, 2023.

On September 23, 2022, the Company entered into a five-year lease in Oxnard, California with a total commitment of approximately $0.8 million over the life of the lease. The lease commencement date was November 1, 2022 and has been included in the contractual obligations as of June 30, 2023.

On May 24, 2023, the Company entered into a new 39-month lease in San Leandro, California for warehouse and storage space with approximately $1.1 million in total minimum lease payments committed over its 39-month non-cancelable lease term. This lease does not contain any lease renewal option. The lease commencement date was on June 27, 2023 and has been included in the contractual obligations as of June 30, 2023.

Off-Balance Sheet Arrangements

We are not a party to any off-balance sheet arrangements, including guarantee contracts, retained or contingent interests or unconsolidated variable interest entities that either have, or are reasonably likely to have, a current or future material effect on our consolidated financial statements.

Critical Accounting Policies and Estimates

Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements included elsewhere in the S-4. The preparation of our consolidated financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. Actual results may differ from those estimates.

Our critical accounting policies are those that materially affect our consolidated financial statements and involve difficult, subjective or complex judgments by management. A thorough understanding of these critical accounting policies is essential when reviewing our consolidated financial statements. We believe that the critical accounting policies listed below involve the most difficult management decisions because they require the use of significant estimates and assumptions as described above.

See Note 2 to our audited 2022 financial statements included elsewhere in the S-4 for more information.

Revenue Recognition

Revenues are recognized in accordance with ASC 606, Revenue from Contracts with Customers, when control of the promised goods or services is transferred to the customers, in an amount we expect in exchange for those goods or services.

We recognize revenue under the core principle that transfer of control to customers should be depicted in an amount reflecting the consideration we expect to receive in revenue. The main performance obligations are the provisions of the following: 1) delivery of our products; 2) installed Company’s products; and 3) ad-hoc engineering services. Revenue is recognized when or as performance obligations are satisfied by transferring control of a promised good or service to a customer.

Revenues from sales of energy storage systems to installers and distributors are recognized at a point in time when control is transferred to the installer or distributor in accordance with the shipping terms, which, in most cases, is upon shipment at the Company’s warehouse shipping dock.

We sell installed energy storage solutions to homeowners through licensed installer subcontractors. The licensed installers were determined to be acting as agents on our behalf in these arrangements. Installations typically take up to three months to complete;

however, there have been instances where the installation process has extended beyond three months. Revenues from the sale and installation of our energy storage solutions are recorded as one performance obligation, as the solutions provided to the homeowners are not distinct in the context of the contract and are recorded following the input method over the life of the project. For each performance obligation satisfied over time, revenue is recognized by measuring the progress toward complete satisfaction of that performance obligation and is applied following a single method of measuring progress that must be applied consistently for similar performance obligations. Total revenue recognized from sales of our installed energy storage solutions was $4,658 and $287,222 in the three months ended June 30, 2023 and 2022, respectively, and $27,185 and $327,782 in the six months ended June 30, 2023 and 2022, respectively, and is included in Product net revenue.

Ad-hoc engineering services are recognized at a point in time as the specified service is delivered to the customer.

On March 13, 2023, we entered into a multi-year agreement with a major U.S. clean-energy company to provide us financing to support the implementation of sustainable community networks throughout California. The provider company, founded by one of the largest investors in clean energy infrastructure in the United States, provides a platform that designs, proposes and finances solar and energy storage projects nationwide. The agreement provides us with the exclusive right to install systems for the first 8,000 customers that execute qualifying power purchase agreements under the sustainable community networks program. Following the 30 month anniversary of the arrangement, either party may terminate this agreement upon 60 days prior notice to the other party. The agreement provides that we will design and propose systems for approval by the clean-energy company based upon customer agreements with each customer. Upon approval by the clean-energy company, each system is then installed by us at a purchase price specified in the agreement, with the clean-energy company, as the purchaser of the system, making progress payments to us after achievement of certain milestones. Our provider’s expertise in the energy sector and the provider’s software platform will enable us to jointly provide potential grid services and expand access to more communities. This arrangement includes multiple performance obligations, including installed systems, grid services and software license revenues. Revenue from installed systems will be recognized over time following the output method, as systems are installed after control has transferred to the customer. Grid services revenue will be recognized over time as the services are performed. Software license revenue is not significant to the arrangement. There were no revenues generated on this arrangement during the three or six months ended June 30, 2023 or in any prior periods. We are currently in the project qualification approval and installation stages of implementation for several residential customers in Santa Barbara, California, and expect to begin recognizing revenue on this arrangement in the three months ending September 30, 2023.

Deferred revenues consist of contract liabilities for advance payments received from customers for our products. Deferred revenues are classified as short-term and long-term deferred revenues based on the period in which revenues are expected to be recognized. Revenues are recorded net of estimated allowances and discounts, which are considered variable consideration in the arrangements. Accordingly, when product revenues are recognized, the transaction price is reduced by the estimated allowances and discounts.

Fair Value Measurement

We applied ASC 820, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value and expands financial statement disclosure requirements for fair value measurements.

ASC 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability (at exit price) on the measurement date in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability.

ASC 820 specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Unobservable inputs are valuation technique inputs that reflect the Group’s own assumptions about the assumptions market participants would use in pricing an asset or liability.

The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, accounts payable, accrued expenses, and other current liabilities approximate their fair market value based on the short- term maturity of these instruments. Derivative instruments, SAFE notes and warrant liabilities are carried at fair value based on unobservable market inputs (Level 3) with changes in fair value recorded in fair value adjustments in the consolidated statements of operations. Preferred stock and convertibles notes were originally valued utilizing the residual methodology after considering the fair value of liability-classified warrants or bifurcated derivatives issued concurrently.

ASC 825-10, Financial Instruments, allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for such instrument should be reported in earnings at each subsequent reporting date. We did not elect to apply the fair value option to any outstanding instruments.

Warrants Liability

We separately evaluate the terms for each of the outstanding warrants in accordance with ASC 480, Distinguishing Liabilities from Equity, to determine the appropriate classification and accounting treatment. The preferred stock warrants are for contingently redeemable preferred stock, and as such, the preferred stock warrants are classified as a liability in warrants liability in the consolidated balance sheets. As of June 30, 2023, there were no remaining warrants outstanding to purchase shares of pre-2023 Seed Preferred stock. The common stock warrants are legally detachable, can be transferred and can be exercised into a variable number of shares, and as such are classified as a liability in warrants liability in the consolidated balance sheets. The warrants liability is subject to a fair value remeasurement each period with an offsetting adjustment reflected in fair value adjustments in the consolidated statement of operations.

We will continue to remeasure the warrants until the earlier of the exercise or expiration, the completion of a deemed liquidation event, the conversion of convertible preferred stock into common stock, or until holders of the convertible preferred stock can no longer trigger a deemed liquidation event. On expiration, the convertible preferred stock warrants will automatically net exercise, unless the warrant holder provides written notice that it does not wish to exercise its warrants. Upon exercise, the related convertible preferred stock warrant liability will be reclassified to convertible preferred stock.

We estimate the fair value of these liabilities using the option pricing method and assumptions that were based on the individual characteristics of the warrants on the valuation date, as well as assumptions for future financings.

Embedded Derivatives

We account for embedded derivatives at fair value in accordance with ASC 815-15, Derivatives and Hedging; Embedded Derivatives. Embedded derivatives that are required to be bifurcated from the underlying host instrument are accounted for and valued as a separate financial instrument.

Product Warranties

We provide a warranty on all of our products, which is the shorter of ten years or when the usage exceeds 7.52 megawatt hours (MWh). Estimated future warranty costs are accrued and charged to cost of goods sold in the period the related revenue is recognized. These estimates are derived from historical data and trends of product reliability and estimated costs of repairing and replacing defective products.

Stock-based Compensation

Stock-based awards issued to employees, executives and consultants are valued as of the grant date. Corresponding compensation expense is recognized over the applicable vesting period. For awards with a service condition for vesting, the related expense is recognized on a straight-line basis over the entire award’s actual or implied vesting period.

We use the Black-Scholes option pricing model to estimate the fair value of stock-based awards as of the date of grant. This requires management assumptions that involve inherent uncertainties and the application of judgment, including (a) the fair value of our common stock on the date of the option grant, (b) the expected term of the stock option until its exercise by the recipient, (c) expected stock price volatility over the expected term, (d) the prevailing risk-free interest rate over the expected term, and (e) expected dividend payments over the expected term.

Management estimates the expected term of awarded stock options utilizing the “simplified method” as we do not yet have sufficient exercise history. Further, we remained privately-held and therefore lacked company-specific historical and implied volatility information of our stock. Accordingly, management estimates this expected volatility using our designated peer-group of publicly-traded companies for a look-back period, as of the date of grant, which corresponds with the expected term of the awarded stock option. We estimate the risk- free interest rate based upon the U.S. Department of the Treasury yield curve in effect at award grant for time periods that correspond with the expected term of the awarded stock option. We account for forfeitures as they occur. Our expected dividend yield is zero because it has never paid cash dividends and does not expect to for the foreseeable future.

Given the absence of a public trading market, our Board of Directors, with input from management, considered numerous objective and subjective factors to determine the fair value of our common stock. The factors included: (1) third-party valuations of our common stock; (2) our stage of development; (3) the status of research and development efforts; (4) the rights, preferences and privileges of our preferred stock relative to common stock; (5) our operating results and financial condition, including our levels of available capital resources; (6) equity market conditions affecting comparable public companies; (7) general U.S. market conditions; and (8) the lack of current marketability of our common stock.

Recent Accounting Pronouncements

See Note 2 to our audited 2022 financial statements included elsewhere in the S-4 for more information.

Quantitative and Qualitative Disclosures about Market Risk

Market Risk

Market risk represents the risk of loss that may impact our financial position because of adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure resulting from potential changes in inflation, exchange rates or interest rates. We do not hold financial instruments for trading purposes.

Interest Rate Risk

Interest rate risk is the risk that the value or yield of fixed-income investments may decline if interest rates change. Fluctuations in interest rates may impact the level of interest expense recorded on outstanding borrowings. In addition, our convertible promissory notes and loans payable bear interest at a fixed rate and are not publicly traded. Therefore, fair value of our convertible promissory notes and loans payable, as well as interest expense, is not materially affected by changes in the market interest rates. We do not enter into derivative financial instruments, including interest rate swaps, for hedging or speculative purposes.

Credit Risk

Credit risk with respect to accounts receivable is generally not significant due to a limited carrying balance of receivables. We routinely assess the creditworthiness of our customers. We generally have not experienced any material losses related to receivables from individual customers, or groups of customers during the three and six months ended June 30, 2023. We do not require collateral. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed by management to be probable in our accounts receivable. If we increase our sustainable community networks sales in future periods, the customer base associated with these sales is different than our historical sales, and as such, our credit risk experiences may be different.

Inflation Risk

Inflationary risk refers to the risk that inflation will undermine the performance of an investment, the value of an asset, or the purchasing power of a stream of income. As inflation has the potential to drive up costs of acquiring goods/inventory and related packaging materials, as well as employee wages, and increased costs associated with long-term revenue contracts, we will manage exposures to inflationary risk accordingly based on existing contracts.

Foreign Exchange Risk

Foreign exchange risk arises when a company engages in financial transactions denominated in a currency other than the currency where that company is based. Any appreciation/depreciation of the base currency or the depreciation/appreciation of the denominated currency will affect the cash flows emanating from that transaction. Although we have operations outside of the country, all material contracts with parties are denominated in USD. As a result, we believe we have minimal foreign exchange risk, thus no hedging strategies have been put in place.

Liquidity Risk

Adverse developments that affect financial institutions, such as events involving liquidity that are rumored or actual, have in the past and may in the future lead to bank failures and/or market-wide liquidity problems. These events could have an adverse effect on our financial condition and results of operations, either directly or through an adverse impact on certain of our vendors and customers.

For example, on March 10, 2023, Silicon Valley Bank was closed by the California Department of Financial Protection and Innovation (“DFPI”), which appointed the Federal Deposit Insurance Corporation (“FDIC”) as receiver. Similarly, on March 12, 2023, Signature Bank was put into receivership. In addition, First Republic Bank (FRB) was closed on May 1, 2023, by the DFPI, which appointed the FDIC as receiver and was immediately purchased by JP Morgan Chase. We’ve maintained an account at FRB and certain customers make payments to us via that account. We took steps to reduce our exposure from a failure of FRB, including by transferring deposits to other banks. On March 31, 2023, we held $293,824 of insured and uninsured deposits in FRB. As of April 30, 2023, our outstanding deposit balance in FRB had been reduced to $240,711.

To date, we have not experienced any adverse impact to our liquidity, financial condition or results of operations as a result of the events described above.